Altus Power Announces Appointment of Investment Management Executive,
Richard A. Shapiro, to the Board of Directors

STAMFORD, CT, August 1, 2024 – Altus Power (NYSE: AMPS), the largest commercial-scale provider of clean electric power, announced today that Richard A. Shapiro has joined its Board of Directors. Shapiro will serve as chair of the Compensation Committee.
“Altus Power’s position as the largest player in the commercial solar space, together with our expertise and platform capability allow us to deliver the benefits of locally-generated clean electric power, providing our customers with greater access and energy security. As we scale our portfolio of solar assets, we will continue to optimize our financing and enhance our capital structure,” said Gregg Felton, CEO, Altus Power. “Rich brings valuable experience in financial analysis, market positioning, and strategic transactions and we are very pleased that he is joining Altus Power.”
“Rich’s proven track record in finance, mergers and acquisitions, and unlocking value in companies in various stages, complements the skill set of our current Board of Directors,” said Christine Detrick, Chairperson of Altus Power.
“I am honored to join Altus Power’s Board of Directors and look forward to working with this exceptional team that is focused on long-term growth and shareholder value,” commented Shapiro. “I believe my capital markets background and experience advising high-growth companies will add further perspective to Altus Power’s strategy.”
Shapiro brings nearly three decades of investment management experience, as well as restructuring and turnaround experience from the Board level. Since 2021, Shapiro has served as the Founder and Chief Investment Officer of Ridge Run Partners, LLC, a family office firm. Previously, Shapiro served as Portfolio Manager at Millennium Management, a multi-billion dollar hedge fund, where he was focused on equity investments and was a Partner at Wexford Capital, a multi-billion dollar hedge fund.

Shapiro holds an MBA from Georgetown University and a BS in Business Administration from the University of Southern California. Shapiro has served on the board of directors of public companies Elah Holdings Orion Energy Systems, Inc., where he is also on the compensation committee, and CDON AB.

About Altus Power
Altus Power, based in Stamford, Conn., is the largest commercial-scale provider of clean electric power servicing commercial, industrial, public sector and Community Solar customers with end-to-end solutions. Altus Power originates, develops, owns and operates locally-sited solar generation, energy storage and charging infrastructure across the nation. Visit www.altuspower.com to learn more.

Altus Power Contacts:

Jenny Volanakis
mediarelations@altuspower.com